Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Cardica, Inc.

Redwood City, CA

We hereby consent to the incorporation by reference in this Registration Statement of our report dated September 25, 2015, relating to the consolidated financial statements of Cardica, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended June 30, 2015.

/s/ BDO USA, LLP

San Jose, California

February 10, 2016